Exhibit 11

                          CYTOCLONAL PHARMACEUTICS INC.


                   COMPUTATION OF NET (LOSS) PER COMMON SHARE
                                   (unaudited)




                                                     Three Months                    Nine Months
                                                   Ended September 30,            Ended September 30,
                                                   1995         1996             1995             1996
                                                ----------    ---------       -----------      -----------
Net (loss)                                      ($678,000)     ($808,000)     ($2,110,000)     ($2,128,000)

Add cumulative preferred dividend                 (79,000)       (79,000)        (238,000)        (238,000)
                                                ---------      ---------      -----------      -----------
NET (LOSS) USED FOR COMPUTATION                 ($757,000)     ($887,000)     ($2,348,000)     ($2,366,000)
                                                =========      =========      ===========      ===========
Weighted average number of
     common shares outstanding                  5,249,000      7,687,361        5,229,667        7,631,373
                                                ---------      ---------      -----------      -----------
Shares issuable upon exercise of stock
     options and warrants, net of shares
     assumed to be repurchased (1)                      0              0           98,277                0
                                                ---------      ---------      -----------      -----------
Shares used for computation                     5,249,000      7,687,361        5,327,944        7,631,373
                                                =========      =========      ===========      ===========
Net (loss) per common share                        ($0.14)        ($0.12)          ($0.44)          ($0.31)
                                                =========      =========      ===========      ===========

Notes and Assumptions:

   (1) The Company issued common stock and common stock equivalents for consideration below the initial public offering price of $5.00. Consequently, in accordance with Staff Accounting Bulletin 83 (during the periods covered by statements of operation included in the registration statement) the following methodology was used in determining weighted average shares outstanding:
          Stock issued in a one year period immediately prior to the offering was treated as outstanding through June 30, 1995 and repurchase of shares using the treasury stock method at an offering price of $5.00.